Sigyn Therapeutics, Inc.
Employment Term Sheet for
Jeremy Ferrell

This term sheet ("Term Sheet") sets forth the material terms of an employment agreement and other compensatory arrangements to be executed by Sigyn Therapeutics, Inc. ("Company") and ("Employee") (collectively, the "Parties").

Employer:	**Sigyn Therapeutics, Inc.**
Employee:	**Jeremy Ferrell**
Position:	Chief Financial Officer Employee shall report directly to the CEO and provide: • Financial and accounting functions • Ability to work with bankers as the CEO closes financing deals • Audit and Tax -related functions • Assist in the management of investor relations programs • Prepare accurate external financial reports to the SEC, including the preparation, review, submission, and distribution of periodic financial reports, such as 10-K, 10-Q, 8K's and proxy statements.
Start Date:	Employment shall begin on March 9, 2022 ("Start Date").
Term:	The employment relationship will be of indefinite duration and is terminable at-will subject to the terms and conditions of this Term Sheet.
Annual Base Salary:	$250,000 ("Base Salary"). Base Salary for calendar year 2022 shall be pro-rated based on the Start Date.
Annual Bonus:	Employee is eligible to earn an annual discretionary bonus not to exceed 40% of Employee's then-current Base Salary.
Standard Benefits:	Standard benefits on the same basis as other senior executives of Company (medical, dental, vision coverage for Employee and dependents, eligibility to participate in any Company stock plan, etc.). In addition, Employee shall be entitled to three weeks of paid vacation per calendar year increasing to four weeks beginning with the fifth year of service.
Stock Options:	Stock options to purchase up to 600,000 shares of Sigyn Therapeutics common stock at the closing market value on the option grant date. The option grant is subject to the establishment and approval of an employee option program. The targeted implementation of employee option plan is ninety dates of start date. One quarter of the shares shall vest on the option issuance date with an equal amount vesting on the following three option anniversary dates. The option shall adjust accordingly to correspond with any corporate stock split.
Severance Benefits:	If Employee's employment is terminated by Company due to change in control (as defined below) or any of the following: (a) reduction in Base Salary, (b) change in role and responsibilities, (c) move or decision to move corporate office 30 miles from existing location, it shall be considered a

termination of Employee's employment by Company and will trigger the Severance Benefits described herein. Employee shall be entitled to receive the following: (3) three months of the Base Salary and prorated bonus in effect as of the date of Employee's separation from the Company; and (2) an immediate vesting of all outstanding stock options that were due to vest during the calendar year of the Employee's separation and the continuation of exercise rights until the original stock option termination date ("Severance Benefits").

Change in Control Definition: A "Change of Control" shall be deemed to have occurred if, after the Effective Date, (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities representing more than 50% of the combined voting power of the Company is acquired by any "person" as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Company's assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition.

By signing below, the Parties agree that they shall work together in good faith to promptly complete and execute a full employment agreement and ancillary documents that are consistent in all respects with the terms contained in this Term Sheet, provided that the Parties agree that this Term Sheet shall be binding upon Company and Employee as of the date of full execution of the Term Sheet unless and until superseded by such full documentation.

Company warrants and represents that it has full authority and all necessary approvals to enter into this Term Sheet.

SIGNED for and on behalf of **Sigyn Therapeutics, Inc.**

by James A. Joyce, Chief Executive Officer

DocuSigned by:
James Joyce
42D74E1F02F7463...

James A. Joyce

2/25/2022

Date

SIGNED by Jeremy Ferrell

DocuSigned by:
Jeremy Ferrell
EA1C1CF7A4E84EA...

Jeremy Ferrell

2/25/2022

Date